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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
AVI BioPharma, Inc.

We consent to the use of our report dated February 14, 2003, with respect to the balance sheet of AVI BioPharma, Inc. as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of AVI BioPharma, Inc. incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP

Portland, Oregon
August 15, 2003

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  EXHIBIT 23.1